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                                                                   Exhibit 10.25


                            GENERAL LEASE AGREEMENT

This Lease is made this 1st day of March 1999, by and between Narco Avionics, Inc. ("Landlord") and Real Media, Inc. ("Tenant").

1. Premises to be Leased. Landlord agrees to lease to Tenant the premises known as and located at the following address:

                   270 Commerce Drive
                   Ft. Washington, Pennsylvania  19034

                   Approximately 5,100 square feet, second floor, front building

2. Terms of Lease. This Lease shall begin on March 1, 1999 and will continue for a period of one year. Tenant shall pay $4,250.00 per month as rent to the Landlord. Rent shall be due on the first day of each month through the term of the Lease. This Lease may be canceled by either party upon giving 60 days notice either at the end of the original term, or any time thereafter. In the absence of any notice, the Lease will continue on a month-to-month basis until renewed or cancelled. Terms of the Lease renewal will be negotiable. Landlord reserves the right to cancel the Lease at any time during Lease Term in the event of a change in ownership of the building (and hence Premises) with a minimum of six (6) months notice to Tenant.

3. Security Deposit. No Security Deposit is required. Significant Cosmetic improvements to premises paid for by Tenant (such as Carpeting), can be negotiated into an amortizable security deposit with consent of Landlord.

4. Subletting. Tenant promises not to assign or transfer this Lease or any interest in this Lease, or sublet the premises without the prior written consent of the Landlord.

5. Liens and Encumbrances. Tenant promises not to allow any liens or encumbrances to attach to premises.

6. Occupancy. Tenant shall be entitled to use the premises for office purposes. No pets shall be permitted on the premises.

7. Maintenance. Tenant shall maintain the premises in a safe and sanitary condition; dispose of all garbage, rubbish and waste in a clean, safe and legal manner, the storage of garbage on the premises being strictly prohibited; keep all plumbing fixtures in the premises clean, sanitary and in good working order; use and operate all electrical fixtures and plumbing fixtures properly; comply with all obligations imposed upon Tenants by applicable provisions of housing, building and health codes; refrain, and forbid any other person from destroying, defacing, damaging, or removing any part of the premises. Tenant shall not make any alterations to the premises or change any locks on the premises without the prior written consent of the Landlord. Tenant shall not do anything on the premises that will increase or make void Landlord's insurance on the premises.
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8.   Parking. Tenant shall be entitled to use of designated motor vehicle parking facilities. Tenant acknowledges that any and all vehicles parked in the area described in this paragraph are parked at the Tenant's own risk.

9. Utilities. Tenant shall be responsible for all deposits and payments for the following utilities: Phone. A Utility Surcharge for all other building services, including electric, gas, sewer and trash will be assessed at the beginning of each month at $1.86 per square foot, and be due and payable by the first of each month. Total Monthly Utility Surcharge for Premises:
     $790.

10. Landlord Duties. Landlord shall comply with the requirements of all building, housing and health codes as they apply to Landlord. Landlord shall pay all real estate taxes and assessments as due, but reserves the right to contest any such tax assessments.

11. Premises As Is. Tenant acknowledges that he has inspected the premises prior to signing the Lease and accepts the premises in its present condition.

12. Liabilities. Tenant agrees to assume all liability and hold Landlord harmless from any and all injuries to persons or damage to property caused by Tenant or any other person on the premises with Tenant's permission. Tenant agrees to pay any costs and attorney fees incurred by Landlord in defending any lawsuit or other action brought in regard to such injuries or damage. All personal property in the premises is at Tenant's risk only and Landlord shall not be liable for any damages to it, nor is Landlord responsible for insuring Tenant's personal property.

13. Destruction of Premises. In the event more than half of the premises is destroyed by fire or other loss, Landlord and Tenant agree that this Lease shall become void at the option of either Landlord or Tenant.

14. Default. If Tenant makes any default on this Lease it shall be lawful for Landlord and his representatives and agents to re-enter and repossess the premises, or evict Tenant in the manner prescribed by law. Waiver of any default by the Landlord shall not be construed as a waiver of any subsequent default.

15. Access. Tenant shall allow Landlord access to the premises for purposes of repair and inspection. Landlord shall exercise this right of access in a reasonable manner. Landlord shall give Tenant reasonable notice before exercising right of access, except in case of emergency.
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16.  Notice. All notices required by this Lease shall be provided in writing, and mailed to the parties as follows:

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
       If to Landlord:                                 270 Commerce Drive
                                                       Fort Washington, PA  199034

       If to Tenant:                                   270 Commerce Drive
                                                       Fort Washington, PA  19034
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17.  Parties Bound. This Lease and the promises and agreements it contains shall be binding on the respective heirs, successors, representatives, agents and assigns of the parties.

18. Complete Agreement. This Lease is the complete and final agreement of Landlord and Tenant in regard to the premises described in this Lease. This Lease supersedes any oral or written agreements regarding these premises.

Dated this 18th day of March in the year 1999.

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
LANDLORD:                                                                       TENANT:
Narco Avionics, Inc.                                                            Real Media, Inc.


By: /s/ Kevin P. Davis                                                          By: /s/ Mark Neumann
    ------------------------------                                                  -------------------------------
    Kevin P. Davis                                                                  Mark Neumann
Its General Manager                                                                 Its SVP Ops/HR
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